November 26, 1997

MYR Group Inc.
Three Continental Towers
1701 W. Golf Road, Suite 1012
Rolling Meadows, IL 60008-4007

Re:  1996 Non-Employee Director Stock Ownership Plan

Ladies and Gentlemen:

As General Counsel of MYR Group Inc., a Delaware corporation, (the "Company"), I have acted as counsel to the Company with respect to the preparation, execution and filing of the registration statement on Form S-8 of the Company, which covers 50,000 shares of common stock, $1.00 par value, of the Company (the "Shares"), offered under the Company's 1996 Non-Employee Director Stock Ownership Plan (the "Plan"). I have examined the originals or copies, certified or otherwise, of certificates, documents and records, as I have deemed necessary for purposes of this opinion.

Based upon the foregoing, I am of the opinion that:

1. The Company is a corporation organized and legally existing under the laws of the State of Delaware.

2. The Company has taken all action necessary to authorize (a) the Plan, (b) and the issuance of Shares, in accordance with the terms of the Plan.

3. Shares issued pursuant to the terms of the Plan, when issued and paid for in accordance with the terms of the Plan, will constitute legally issued, fully paid and non-assessable shares of common stock, $1.00 par value, of the Company.

I also consent to the filing of this opinion as an exhibit to the registration statement on Form S-8 for the registration of the Shares under the Securities Act of 1933 (the "Act"). In giving such consent, I do not admit that I am in the category of persons whose consent is required by Section 7 of the Act.

Sincerely,



Byron D. Nelson
General Counsel                                             Ex. 5